EXHIBIT 99.1




BOOKS-A-MILLION News Release
402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact: Richard S. Wallington
         Chief Financial Officer
         (205) 942-3737


              BOOKS-A-MILLION, INC. REPORTS HOLIDAY SALES RESULTS
                          ---------------------------
                     Comparable Store Sales Increased 2.9%
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          Increases Earnings Guidance for Fourth Quarter and Full Year

     BIRMINGHAM, Ala. (January 10, 2005) Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced that sales for the nine-week period ended January 1, 2005, totaled $114.1 million compared with $111.4 million during the same period of fiscal 2004, an increase of 2.4%. Comparable store sales for the period increased 2.9% compared with the same period of last year.

     For the first 11 months of fiscal 2005, sales increased 3.1% to $441.1 million from $427.8 million in the year-earlier period. Comparable store sales for the first 11 months of fiscal 2005 increased 2.6%.

     Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, "We are very pleased with our sales for the holiday season. Our merchandise and marketing strategies, combined with solid execution in the stores, allowed us to achieve these results despite strong bestseller sales in the prior year.

     "Among the sales leaders for the season," Cochran continued, "were Joel Osteen's Your Best Life Now, Michael Crichton's State of Fear, Jimmy Buffet's Salty Piece of Land, Fannie Flagg's Redbird Christmas, and John Stewart's
America: The Book. In addition, The Da Vinci Code and The Five People You Meet In Heaven remained strong, and we had a good line-up of movie tie-ins, including The Polar Express and The Series of Unfortunate Events."

     Fourth quarter and full-year results will be released on or about March 9, 2005. Our previous earnings guidance was $0.49 to $0.51 per diluted share for the fourth quarter and $0.55 to $0.57 per diluted share for the full year. Because of our strong performance during the holiday season, we are increasing the fourth quarter and full-year guidance by $0.01 per diluted share. In addition, in January we confirmed that we will realize a gain of $0.04 to $0.06 per diluted share in the fourth quarter on insurance recoveries related to three stores damaged in hurricanes earlier in the year. As a result, including the gain from insurance recoveries, we expect to report net income of $0.54 to $0.58 per diluted share for the fourth quarter and full year net income of $0.60 to $0.64 per diluted share.

     Books-A-Million is one of the nation's leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 206 stores in 18 states and the District of Columbia. The Company operates four distinct store formats, including large superstores operating under the names Books-A-Million and Books & Co., traditional bookstores operating under the names Books-A-Million and Bookland, and Joe Muggs Newsstands. The Company's wholesale operations include American Wholesale Book Company and Book$mart, both based in Florence, Alabama.


     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.